EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into as of August 11, 2008 by and between Iron Mountain Incorporated, a Delaware corporation (“Iron Mountain”), and Robert Brennan, of Sherborn, Massachusetts (“Executive”).

Whereas, Iron Mountain desires to continue to employ Executive to perform services on and subject to the terms and conditions set forth in this Agreement; and

Whereas, Executive desires to continue to be employed by Iron Mountain on and subject to the terms and conditions set forth in this Agreement;

Now therefore, Iron Mountain and Executive agree as follows:

1.           Employment; Position; Duties.

a)           Employment.  Executive’s continued employment with Iron Mountain under the terms of this Agreement shall be effective as of  the date first written above.

b)           Position.  Executive shall serve as Chief Executive Officer of Iron Mountain.  Executive shall report at all times to the Board of Directors of Iron Mountain (the “Board”).

c)           Duties.  Executive shall perform the duties customarily associated with the office of Chief Executive Officer and perform such other duties as may be assigned to him from time to time by the Board that are generally consistent with the duties normally performed by the most senior executives of comparable entities and shall have all the authority customarily provided to a Chief Executive Officer.  Executive shall devote substantially his full business time and best efforts to the performance of his duties hereunder and the business and affairs of Iron Mountain and its affiliates and will not undertake or engage without the consent of the Board in any other employment, occupation or business enterprise other than one in which he is a passive investor.  Executive shall be based in Iron Mountain’s corporate offices, but may be required to travel extensively within and outside the United States.

2.           Compensation and Benefits.  Iron Mountain shall pay Executive the following compensation and benefits for all services rendered by him under this Agreement:

a)           Base Salary.  Iron Mountain will pay Executive a Base Salary at the annualized rate of Nine Hundred Thousand Dollars ($900,000.00).  The Base Salary may be increased, but not decreased, by the Board from time to time in its sole discretion.  The Base Salary shall be paid to Executive minus withholdings as required by law and other deductions authorized by Executive.  The Base Salary will be paid in equal installments at Iron Mountain’s regular payroll intervals, but not less often than monthly.

b)           Bonus.  Executive shall be eligible to earn an annual bonus in accordance with the terms and conditions of the Iron Mountain Incorporated 2006 Senior Executive Incentive Plan, as modified or replaced from time to time (the “SEIP”).  Iron Mountain will pay any bonus earned by Executive in the normal course when bonuses of other senior executives are paid; provided, however, that any such bonus shall be paid on or prior to March 15th of the year (the “Payment Year”) following the calendar year in which the bonus was earned.  Notwithstanding the foregoing, if Iron Mountain has not released its audited financial results for the prior year by March 15th of the Payment Year, the bonus due, if any, for the prior fiscal year shall be paid no later than 60 days after release of the audited financial results for such prior fiscal year.

c)           Special 2008 Bonus.  Executive will be eligible to earn a one-time special bonus for 2008 in the target amount of twenty-five percent (25%) of his Base Salary for 2008, and prorated based on Executive assuming the office of Chief Executive Officer on June 5, 2008.  The Compensation Committee of the Board shall determine the amount of such bonus in its sole discretion.  Iron Mountain will pay the bonus, if any, in the normal course when bonuses of other senior executives are paid; provided, however, that any such bonus shall be paid on or prior to March 15, 2009.  Notwithstanding the foregoing, if Iron Mountain has not released its audited financial results for 2008 by March 15, 2009, the bonus due, if any, in respect of 2008 shall be paid no later than 60 days after release of the audited financial results for 2008.

d)           Vacation.  Executive will earn four (4) weeks of paid vacation per calendar year, which shall accrue ratably on a monthly basis.  Executive’s rights with regard to his accrued vacation shall be in accordance with Iron Mountain’s policy, as it may be amended from time to time.

e)           Benefits.  Executive shall be eligible to participate in all benefit plans and arrangements that Iron Mountain may offer from time to time to its executive officers, in accordance with the terms of those plans and arrangements.

f)           Business Expenses.  Iron Mountain will reimburse Executive for all reasonable and usual business expenses incurred by him in the performance of his duties hereunder in accordance with Iron Mountain’s expense reimbursement policy.

3.           Termination.  This Agreement and Executive’s employment with Iron Mountain may be terminated as follows.

a)           Death.  This Agreement shall terminate automatically upon Executive’s death.

b)           Disability.  Iron Mountain may terminate Executive’s employment in the event that he shall be prevented, by illness, accident, disability or any other physical or mental condition (to be determined by means of a written opinion of a competent medical doctor chosen by mutual agreement of Iron Mountain and Executive or his personal representative(s)) from substantially performing his duties and responsibilities hereunder for one or more periods totaling ninety (90) consecutive days or one hundred and twenty (120) days in the aggregate in any twelve (12) month period.

c)           By Iron Mountain for Cause.  Iron Mountain may terminate Executive’s employment for “Cause” immediately upon written notice to Executive.  For purposes of this Agreement, “Cause” shall mean any of: (i) fraud, embezzlement or theft against Iron Mountain or any of its subsidiaries or affiliates; (ii) Executive is convicted of, or pleads guilty or no contest to, a felony; (iii) Executive breaches a fiduciary duty owed to Iron Mountain; (iv) Executive materially breaches any material policy of Iron Mountain or its subsidiaries, including but not limited to the Code of Conduct or Insider Trading Policy; (v) willful nonperformance by Executive (other than by reason of illness) of his material duties hereunder and failure to remedy such nonperformance within ten (10) business days following written notice from the Board identifying the nonperformance and the actions required to cure it; or (vi) Executive commits an act of gross negligence, engages in willful misconduct or otherwise acts with willful disregard for the best interests of Iron Mountain or any of its affiliates.

d)           By Iron Mountain Other Than For Death, Disability or Cause.  Iron Mountain may terminate Executive’s employment for any reason other than for Cause, disability or death upon written notice to Executive.

e)           By Executive For Good Reason or Any Reason.  Executive may terminate his employment at any time, with or without Good Reason, upon thirty (30) days prior written notice to Iron Mountain.  For purposes of this Agreement, “Good Reason” shall mean that any of the following occurs without Executive’s prior written consent:  (i) a material diminution of Executive’s position and/or the assignment of Executive to duties and responsibilities that are materially inconsistent with his position; (ii) a material diminution by Iron Mountain in the total annual compensation that Executive is eligible to receive; or (iii) a relocation of Iron Mountain’s principal business office of more than fifty (50) miles from its current location.

4.           Payment Upon Termination.  In the event that Executive’s employment with Iron Mountain terminates, Iron Mountain will pay Executive the following:

a)           Termination for Any Reason.  In the event that Executive’s employment terminates for any reason, Iron Mountain shall pay him for the following items that were earned and accrued but unpaid as of the date of termination: (i) Executive’s Base Salary earned through the date of termination; (ii) a cash payment for all accrued, unused vacation calculated at Executive’s then Base Salary rate and any accrued but unpaid bonuses due Executive for the prior fiscal year; (iii) reimbursement for any unpaid business expenses; and (iv) such other benefits and payments to which Executive may be entitled by law or pursuant to the benefit plans of Iron Mountain then in effect.  These amounts will be paid promptly and, in any event, on or prior to March 15th of the year following the year of Executive’s termination of employment.

b)           Termination by Iron Mountain Without Cause or By Executive For Good Reason.  In addition to the payments provided for in Section 4(a), in the event that (i) Iron Mountain terminates Executive’s employment without Cause pursuant to Section 3(d) or Executive terminates his employment with Iron Mountain within three (3) months of a Good Reason event pursuant to Section 3(e); (ii) Executive complies fully with all of his obligations under Sections 5, 6, and 7 of this Agreement and (iii) Executive executes, delivers to Iron Mountain and does not revoke a general release (in a form reasonably acceptable to Iron Mountain) releasing and waiving any and all claims that he has or may have against Iron Mountain, its subsidiaries and affiliates, and each of their respective directors, officers, employees, agents, successors and assigns with respect to his employment with Iron Mountain (other than the obligations of Iron Mountain set forth herein which specifically survive the termination of his employment), Iron Mountain will provide Executive with the following severance benefits:

(i)  Beginning on Executive’s termination of employment and continuing until six (6) months have expired after Executive’s termination of employment, equal monthly installments based on Executive’s last Base Salary rate in accordance with Iron Mountain’s usual payroll schedule; provided, however, that such payments shall be capped at an amount equal to two times the limit under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the “Code”), for the year of his termination of employment, all such payments intended to qualify for the exception contained in Treas. Reg. § 1.409A-1(b)(9)(iii).

(ii)  Beginning when six (6) months have expired after Executive’s termination of employment and terminating one (1) year after such date, equal monthly installments, with the total of such installments equal to (A) one (1) year of Base Salary at Executive’s last Base Salary rate less (B) the total payments that have been made to Executive pursuant to clause (i).

All payments due hereunder shall be reduced by withholding as required by law, or as elected by the Executive.

(iii)  Iron Mountain will pay the monthly cost to provide Executive and his dependents with health, dental and vision coverage comparable to that then offered by Iron Mountain until the earlier of (x) the date on which Executive becomes eligible for coverage under another employer’s group plans or (y) two (2) years.  Such coverage will be under Iron Mountain’s group health, dental and vision plans for so long as Executive is eligible to participate in such plans pursuant to “COBRA” continuation coverage and, thereafter, under as comparable an individual insurance policy as is available for the remainder of the two (2) year period.  Executive agrees to promptly notify Iron Mountain when he becomes eligible for coverage under another employer’s group plans.

(iv)  Iron Mountain will pay Executive a Bonus for the calendar year in which the termination occurs in an amount equal to the average bonus paid to Executive under the SEIP in the two (2) years preceding the termination of his employment. The Bonus will be paid on the first day following the expiration of six (6) months from the termination date.  The Bonus provided for in this Section 4(b)(4) shall be in lieu of, and shall constitute full satisfaction of, any payment that Executive might have earned in accordance with the SEIP for the year in which his termination occurs.

(v)           Unless the right to payment or the amount of any payment set forth in this subsection (b) is the subject of a dispute, the general release which is a condition precedent to the payment of any benefits set forth in this subsection (b) shall be executed within the applicable consideration period required by law or sixty (60) days following Executive’s separation from service (defined below), whichever is shorter, or the Executive shall forfeit the benefits hereunder.  Further, all payments under this subsection (b) shall be complete within two (2) years of Executive’s separation from service (defined below).

5.           Confidentiality.  Executive agrees that he will not at any time, during or after his employment by Iron Mountain, without Iron Mountain’s prior written consent, reveal or disclose to any person outside of Iron Mountain, or use for his own benefit or the benefit of any other person or entity, any confidential information concerning the business or affairs of Iron Mountain, its subsidiaries or affiliates, or concerning any of its customers or employees (“Confidential Information”).  For purposes of this Agreement, Confidential Information shall include all information that Iron Mountain considers confidential, including but not limited to, financial information or plans; sales and marketing information or plans; business or strategic plans; salary, bonus or other personnel information of any type; information concerning methods of operation; proprietary systems or software; legal or regulatory information; cost and pricing information or policies; information concerning new or potential products or markets; research and/or analysis; and information concerning new or potential customers.  Confidential Information shall not include information that already is available to the public through no act of Executive and salary, bonus or other personnel information specific to Executive.  This paragraph shall not be construed so as to interfere with Executive’s right to use his general knowledge, experience, memory and skills, whenever and wherever acquired, in any other employment.  Notwithstanding the forgoing, Executive may comply with legal process; provided, however, that if Executive anticipates making such a disclosure to comply with legal process, he agrees to provide Iron Mountain with ten (10) days written notice or, if such notice is not practicable under the circumstances, with as much written notice as is practicable.

6.           Return of Iron Mountain Property. Executive agrees that all Confidential Information, however or whenever produced, shall be the sole property of Iron Mountain or such other entity to which it relates, and shall not be removed by him (or anyone acting at his direction or on his behalf) from Iron Mountain’s custody or premises without Iron Mountain’s prior written consent, except as required in the performance of his duties and responsibilities under this Agreement.  Upon the termination of Executive’s employment, or otherwise upon the request of Iron Mountain, Executive will promptly deliver to Iron Mountain all copies of all documents, equipment, property or materials of any type in his possession, custody or control, that belong to Iron Mountain, its subsidiaries or its affiliates, and/or that contain, in whole or in part, any Confidential Information.

7.           Restrictive Covenants.  Executive understands and agrees that, by virtue of his employment hereunder, he has had, and will continue to have, substantial access to and impact on the good will, confidential information and other legitimate business interests of Iron

Mountain, and that he therefore is in a position to have a substantial adverse impact on those business interests should he engage in business in competition with Iron Mountain after his employment hereunder terminates.  Accordingly, Executive agrees that he will comply with the following restrictions.  These terms are intended to continue in full force and effect in the event that there is any change, whether material or immaterial, in Executive’s position, responsibilities and/or compensation and the term “Iron Mountain” is intended to include Iron Mountain’s subsidiaries and affiliates.

a)           Noncompetition.  During the term of this Agreement and for a period of three (3) years after Executive’s employment under this Agreement terminates for any reason, Executive shall not, directly or indirectly, for his own account, or in any capacity on behalf of any other third person or entity, whether as an officer, director, employee, partner, joint venturer, consultant, investor or otherwise, engage, or assist others engaged, in whole or in part, in any business which directly competes with Iron Mountain anywhere in the world.  For the purposes of this Section 7(a), a person or entity shall be deemed to “directly compete” with Iron Mountain if it is engaged in the business of electronic and physical data and records storage management; document imaging, management and business process outsourcing related to customer solutions and applications for document storage; escrow services; shredding and other document destruction services; related consulting services or any other service or line of business that Iron Mountain may be engaged in or is actively planning or preparing to engage in at the time of termination of Executive’s employment with Iron Mountain.  Any investment Executive may make in such a business shall not be considered to give rise to a violation of this covenant if (A) the following three conditions are met: (i) the stock of such business is publicly traded; (ii) Executive’s equity interest in such business does not exceed two percent (2%) of the aggregate outstanding equity interests of such business; and (iii) Executive does not otherwise participate in the board of directors or comparable governing body, management or operational affairs of such business; or (B) such investment is an indirect investment through a venture capital or and/or private equity fund; provided that Executive shall (i) be a limited partner, member or stockholder of such fund, (ii) own less than two percent (2%) of the aggregate outstanding equity interests of such fund and (iii) not participate in the board of directors or comparable governing body, management or operational affairs of such fund or the underlying competing business.

b)           Nonsolicitation of Customers.  During the term of this Agreement and for a period of three (3) years after Executive’s employment under this Agreement terminates for any reason, Executive shall not solicit or accept business that would “directly compete” with Iron Mountain (as defined in Section 7(a)) from any (i) customers of Iron Mountain that were customers at the time of the termination of Executive’s employment hereunder or (ii) any prospective customers of Iron Mountain who, within the six (6) month period prior to the termination of Executive’s employment hereunder, were directly solicited by Executive or where, directly or indirectly, in whole or in part, Executive supervised or participated in solicitation activities related to such prospective customers. Executive also agrees that he will not induce any such customer or prospective customer of Iron Mountain to limit or terminate its business relationship with Iron Mountain.

                      c)           Non-hire of Employees.  During the term of this Agreement and for a period of two (2) years after Executive’s employment under this Agreement terminates for any reason, Executive shall not, directly or indirectly, whether through his own efforts, or in any way assisting or employing the assistance of any other person or entity, hire, retain on a consultant basis, recruit or solicit any employee or consultant of Iron Mountain or induce any such employee or consultant to terminate his or her employment or other relationship with Iron Mountain.  For the avoidance of doubt, Executive’s provision of an oral or written reference to a prospective employer of an Iron Mountain employee or consultant upon request of such employee or consultant so long as Executive is not affiliated in any way with the entity to which the reference is addressed shall not, in and of itself, be a violation of this Section 7(c).

8.           Assignment.  This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor of Iron Mountain by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties.  Neither this Agreement nor any rights or benefits hereunder may be assigned by Executive, except that, upon Executive’s death, his earned and unpaid economic benefits will be paid to his heirs or beneficiaries.

9.           Interpretation and Severability.  It is the express intent of the parties that: (a) in case any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable to the fullest extent compatible with applicable law; and (b) in case any one or more of the provisions contained in this Agreement cannot be so limited and reduced and for any reason is held to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

10.           Notices.  Any notice that Iron Mountain or Executive are required to give the other under this Agreement shall be in writing and shall be sufficiently given if personally delivered, sent by facsimile or other means of confirmed electronic submission or sent by recognized overnight courier service, or by certified mail, return receipt requested to the other party at the following address or at such other address as either party may from time to time designate in writing.  The date of actual delivery of any notice under this Section 10 shall be deemed to be the date of receipt thereof.

a)           If to Executive, to, him at his address as specified in the payroll records ofIron Mountain

b)           If to Iron Mountain, to:

Iron Mountain Incorporated
745 Atlantic Avenue
Boston, Massachusetts  02111
Attn:  General Counsel

11.           Waiver.  No consent to or waiver of any breach or default in the performance of any obligation hereunder shall be deemed or construed to be a consent to or waiver of any other breach or default in the performance of any of the same or any other obligations hereunder.  No waiver hereunder shall be effective unless it is in writing and signed by the waiving party.

12.           Complete Agreement; Modification.  This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof, and supersedes any previous oral or written communications, negotiations, representations, understandings or agreements between them, except for those provisions in the Iron Mountain Employee Confidentiality, Inventions and Non-Competition Agreement dated October 28, 2004 between Executive and Iron Mountain (the “2004 NDA”) to the extent that the 2004 NDA  imposes obligations in addition to those set forth herein.  Any modification of this Agreement shall be effective only if set forth in a written document signed by Executive and a duly authorized representative of Iron Mountain.

13.           Headings.  The headings of the Sections hereof are inserted for convenience only and shall not be deemed to constitute a part, or affect the meaning, of this Agreement.

14.           Counterparts.  This Agreement may be signed in two (2) counterparts, each of which shall be deemed an original and both of which shall together constitute one agreement.

15.           Choice of Law; Jurisdiction.

a)           The validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Massachusetts, without regard to conflict of law principles.

b)           Except as set forth in subsection 15(c) below, any controversy, dispute or claim arising out of this Agreement, or the breach  hereof, shall be settled by final and binding arbitration to be conducted by an arbitration tribunal in Boston, Massachusetts, pursuant to the rules of the American Arbitration Association.  The arbitration tribunal shall consist of three arbitrators.  The party initiating arbitration shall nominate one arbitrator in the request for arbitration and the other party shall nominate a second in the answer thereto within the time allotted by the rules.  The two arbitrators so named will then jointly appoint the third arbitrator.  If the answering party fails to timely nominate its arbitrator, or if the arbitrators named by the parties fail to agree on the third arbitrator within twenty (20), the office of the American Arbitration Association in Boston, Massachusetts shall make the necessary appointments of such arbitrator(s). The decision or award of the arbitration tribunal (by a majority determination, or if there is no majority, then by the determination of the third arbitrator, if any) shall be final and application may be made to any competent court to confirm or vacate such decision or award.  In the event of any procedural matter not covered by the aforesaid rules, the procedural law of the Commonwealth of Massachusetts shall govern.  The arbitration panel may award legal fees and costs to the prevailing party.

c)           The provisions of Section 15(b) of this Agreement shall not preclude Iron Mountain from seeking equitable relief from any court having jurisdiction with respect to any disputes or claims relating to or arising out of Sections 5, 6 and 7 of this Agreement.

16.           Advice of Counsel; No Representations.  Executive acknowledges that he has been advised to review this Agreement with his own legal counsel, that prior to entering into this Agreement, he has had the opportunity to review this Agreement with his attorney and that Iron

Mountain has not made any representations, warranties, promises or inducements to Executive concerning the terms, enforceability or implications of this Agreement other than as are contained in this Agreement.

17.           Contract Fees.  Iron Mountain will pay Executive’s reasonable legal fees and expenses incurred in receiving advice with respect to the drafting and negotiation of this Agreement.

18.           Amendment of Option Agreements.  Iron Mountain has granted Executive several options (the “Options”) to purchase the common stock of Iron Mountain, par value $0.01 (the “Common Stock”), pursuant to option agreements between Iron Mountain and Executive (each, an “Option Agreement”).  Section 3(c) of each of the following Option Agreements ((1) dated April 27, 2005 for 349,719 shares of Common Stock, (2) dated March 2, 2007 for 360,560 shares of Common and (3) dated June 5, 2008 for 322,318 shares of Common Stock, each as adjusted for stock dividends since the date of grant) is hereby amended and restated to read in its entirety as follows:

“(c)  this Option may not be exercised after the four hundred and fiftieth (450th) day following the date of termination of the Relationship between the Optionee and the Company.”

Section 3(c) of the Option Agreement dated March 2, 2007 for 367,917 shares of Common Stock is hereby amended and restated to read in its entirety as follows:

“(c)  this Option may not be exercised after the four hundred and fiftieth (450th) day following the date of termination of the Relationship between the Optionee and the Company; provided, however, that if the Relationship terminates on or after December 2, 2015, the Option shall remain exercisable until the later of 60 days following termination of the Relationship or March 2, 2017, except that if the Relationship terminates by reason of the Optionee’s death or total and permanent disability (as determined by the Board on the basis of medical advice satisfactory to it) on or after December 2, 2015, the unexercised portion of the Option that is otherwise exercisable on the date of termination of the Relationship shall remain exercisable thereafter until the later to occur of one (1) year or March 2, 2017.”

19.           Section 409A.  It is the intention of the parties that no payment or entitlement pursuant to this Agreement will give rise to any adverse tax consequences to any person pursuant to Section 409A of the Code and this Agreement shall be interpreted, applied and, to the minimum extent necessary, amended to achieve that intention.

a)           Reimbursements and Direct Payment of Expenses.  Any reimbursements due or expenses to be paid under any provision of this Agreement shall be paid not later than March 15 of the year following the year in which the expense is incurred.  Any reimbursement or right to direct payment of Executive’s expense in one calendar year shall not affect the amount that may be reimbursed or paid for in any other calendar year and a reimbursement or payment of Executive’s expense (or right thereto) may not be exchanged or liquidated for another benefit or payment.

b)           Specified Employee Delay.  In the case of any payment on termination (other than in the event of death or disability within the meaning of Section 409A of the Code or in compliance with the requirements of Treas. Reg. § 1.409A-1(b)(9)(iii) or (v) or of any successor thereto or any other provision that exempts a payment from Section 409A of the Code; and except as provided in Section 4(b)(i) above) while Executive is a specified employee within the meaning of Section 409A of the Code, in no event will such payment be made earlier than six (6) months after the date his employment terminates.  In the event that, due to Section 409A of the Code, Executive does not receive one or more cash payments that would otherwise be due during such six (6) month period, all such delayed payments will be made on the first day after the six (6) month anniversary of his employment termination, and thereafter any remaining payments shall be made in accordance with the previously agreed-upon schedule.

c)           Separation from Service.  If any of the benefits set forth in this Agreement are deferred compensation under Section 409A of the Code, any termination of employment triggering payment of such benefits must constitute a “separation from service” under Section 409A of the Code before, subject to Section 19(b) of this Agreement, distribution of such benefits can commence.  For purposes of clarification, this paragraph shall not cause any forfeiture of, or increase in, benefits on the part of the Executive, but shall only act as a delay until such time as a “separation from service” occurs.

d)           Code References.  Any reference in this Agreement to Section 409A of the Code shall also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section by the U.S. Department of the Treasury or the Internal Revenue Service.

IN WITNESS WHEREOF, Iron Mountain and Executive have executed this Agreement as of the day and year first set forth above.

IRON MOUNTAIN INCORPORATED

By:   /s/ C. Richard Reese
Name:  C. Richard Reese
Title:    Executive Chairman

/s/ Robert Brennan
Robert Brennan